Ohr Pharmaceutical, Inc. 8-K

Exhibit 10.1

RETENTION BONUS AGREEMENT

THIS RETENTION BONUS AGREEMENT (this “Agreement”) is made and entered into by and between Ohr Pharmaceutical, Inc. (the “Company”) and Jason Slakter (“Employee”), effective as of this 2nd day of January, 2019 (the “Effective Date”).

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger and Reorganization, dated as of January 2, 2019, with Ohr Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), and NeuBase Therapeutics, Inc., a Delaware corporation (“NeuBase”), pursuant to which NeuBase will merge with and into Merger Sub, and following the merger, NeuBase will be a wholly-owned subsidiary of the Company (the “Transaction”); and

WHEREAS, Employee’s expertise regarding the Company is deemed critical to the success of the closing of the Transaction; and

WHEREAS the Company is offering Employee a retention bonus (the “Bonus”) if Employee remains with the Company through the closing of the Transaction.

NOW THEREFORE, in consideration of the promises and the agreements of the parties set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.          Definition. For the purposes of this Agreement, termination “for Cause” shall be defined as a termination by the Company of the employment of Employee occasioned by (i) the failure by Employee to cure a willful breach of a material duty imposed on Employee under this Agreement within thirty (30) days after written notice thereof by the Company or the continuation by Employee after written notice by the Company of a willful neglect of a duty imposed on Employee under this Agreement, (ii) Employee’s conviction of (or plea of guilty or nolo contendere to) a misdemeanor which constitutes a crime of moral turpitude and, in the good faith opinion of the Committee, materially damages the Company or to any subsidiary or affiliate of the Company, (iii) Employee’s conviction of (or plea of guilty or nolo contendere to) a felony (including, without limitation, any felony constituting a crime of moral turpitude), (iv) any act of gross negligence or corporate waste by Employee that adversely affects the Company, (v) the commission of any intentional tort by Employee against the Company causing loss, damages or harm to the Company, (vi) the misappropriation of proprietary information or confidential information, or (vii) any breach of the Proprietary Information and Inventions Agreement, dated August 7, 2015, between the Company and Employee. In the event of termination by the Company “for Cause,” all salary, benefits and other payments shall cease at the time of termination, and the Company shall have no further obligations to Employee.

2.           Eligibility for Bonus. Subject to the terms and conditions of this Agreement, the Company shall pay Employee the Bonus described in Section 3, below, if either:

a.	Employee remains employed by the Company in his current position from the Effective Date of this Agreement through and including the closing date of the Transaction; or

b.	Employee is involuntarily separated from service without Cause by the Company prior to the closing date of the Transaction.

If Employee voluntarily separates from service with the Company for any reason prior to the closing of the Transaction, Employee will not receive any part of the Bonus and the Company shall have no further obligation to Employee under this Agreement.

3.           Payment of Bonus. In the event Employee satisfies the requirements of Section 2, above, Employee shall be entitled to receive a Bonus of Seventy-Five Thousand Dollars ($75,000.00), less all required taxes and withholdings. The Bonus shall be paid in a single lump sum (less all required taxes and withholdings) on the closing date of the Transaction.

4.           Assignability. This Agreement is assignable by the Company in whole or in part to any subsidiaries, affiliates, or successors to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise. This Agreement is not assignable or transferable by Employee.

5.           Amendment; Modification; Termination. This Agreement may not be terminated or any provision of this Agreement amended, modified, altered, or waived except in writing signed by Employee and the Company, which writing shall specifically reference this Agreement and the provision which the parties intend to waive or modify.

6.           No Effect on Other Arrangements. It is expressly understood and agreed that the Bonus paid in accordance with this Agreement is in addition to any other benefits or compensation for which Employee may be eligible, whether funded or unfunded, by reason of Employee’s employment with the Company.

7.           No Guarantee of Employment. No provision of this Agreement shall be construed to affect in any manner the existing right of the Company to suspend, terminate, alter, or modify (whether or not for Cause) the employment relationship of Employee and the Company at any time.

8.           Governing Law. This Agreement, and all its rights under it, shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws.

9.           Consent to Jurisdiction. Employee consents, and waives any objection, to personal jurisdiction and venue in the federal and state courts in New York, New York in any action by the Company to enforce this Agreement.

10.        409A. The parties agree that this Agreement is intended to be exempt from the provisions of Internal Revenue Code Section 409A as a “short-term deferral,” as described in Treasury Regulation Section 1.409A-1(b)(4) and that the terms and provisions of this Agreement shall be construed and interpreted consistent with such intent.

11.        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

OHR PHARMACEUTICAL, INC.

By:	/s/ Sam Backenroth
Name:	Sam Backenroth
Title:	CFO & VP, Business Development

EMPLOYEE:
/s/ Jason Slakter
Jason Slakter

[Signature Page to Retention Bonus Agreement]